Exhibit 99.1

IDEXX Laboratories Announces Increase in Share Repurchase Program Authorization

WESTBROOK, Maine, December 9, 2024—IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in pet healthcare innovation, today announced that the Company’s Board of Directors authorized an increase in its ongoing share repurchase program, authorizing the repurchase of up to five million additional shares of the Company’s common stock. Repurchases may be made at management’s discretion from time to time in the open market (including through Rule 10b5-1 plans) or in negotiated transactions. These shares are in addition to the 1.3 million shares remaining under the Company’s ongoing share repurchase program as of December 3, 2024, pursuant to previous Board authorizations. The share repurchase program has no specified expiration date and may be suspended or discontinued at any time.

About IDEXX Laboratories, Inc.

IDEXX is a global leader in pet healthcare innovation. Our diagnostic and software products and services create clarity in the complex, constantly evolving world of veterinary medicine. We support longer, fuller lives for pets by delivering insights and solutions that help the veterinary community around the world make confident decisions—to advance medical care, improve efficiency, and build thriving practices. Our innovations also help ensure the safety of milk and water across the world and maintain the health and well-being of people and livestock. IDEXX Laboratories, Inc. is a member of the S&P 500® Index. Headquartered in Maine, IDEXX employs approximately 11,000 people and offers solutions and products to customers in more than 175 countries and territories. For more information about IDEXX, visit www.idexx.com.

Note Regarding Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s business prospects and estimates of the Company’s financial results for future periods. Forward-looking statements can be identified by the use of words such as “expects,” “may,” “anticipates,” “intends,” “would,” “will,” “plans,” “believes,” “estimates,” “should,” “project,” and similar words and expressions. These forward-looking statements are intended to provide our current expectations or forecasts of future events; are based on current estimates, projections, beliefs, and assumptions; and are not guarantees of future performance. Actual events or results may differ materially from those described in the forward-looking statements. These statements are subject to risks, uncertainties, assumptions, and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by IDEXX pursuant to United States securities laws contain discussions of some of these risks and uncertainties. IDEXX assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are advised to review IDEXX’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at sec.gov and via IDEXX’s website at idexx.com).

Contact
Investor Relations
investorrelations@idexx.com